EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-87656 and 33-95226 on Form S-8 of Kent International Holdings, Inc. (formerly Cortech, Inc.) of our report dated March 3, 2008 relating to the 2007 and 2006 financial statements which appear in this Form 10-KSB of Kent International Holdings, Inc.

/s/ Paritz & Company, P.A.
Hackensack, New Jersey
March 17, 2008